Exhibit 99.T3E.5

HARBINGER CAPITAL PARTNERS

CLASS 7 NOTEHOLDER OF SPECTRUM BRANDS, INC.

April 28, 2009

To:	Class 7 Noteholders of Spectrum Brands, Inc.

Re:	Joint Plan of Reorganization of Spectrum Jungle Labs Corporation, et al.

Dear Fellow Noteholder:

Spectrum Jungle Labs Corporation, Spectrum Brands, Inc. (“Spectrum”) and certain of their affiliates (collectively, the “Debtors”) filed chapter 11 petitions in the United States Bankruptcy Court for the Western District of Texas on February 3, 2009. As one of Spectrum’s largest noteholders, Harbinger Capital Partners, just prior to the commencement of the Debtors’ bankruptcy cases, entered into a Restructuring Support Agreement (the “RSA”) with the Debtors, as did two other large noteholders, D.E. Shaw and Avenue Capital, collectively holders of in excess of 70% of the outstanding principal amount of Spectrum’s unsecured notes (collectively, the “Supporting Noteholders”), pursuant to which each of the Supporting Noteholders agreed to vote in favor of, and support confirmation of, the Debtors’ Joint Plan of Reorganization (the “Plan”), subject to the terms and conditions of the RSA.

You are being asked to cast your ballot to vote for or against the Debtors’ Plan, a copy of which is enclosed herewith. Also enclosed is a copy of the Disclosure Statement dated April 14, 2009 (the “Disclosure Statement”) with respect to the Plan. Harbinger urges you to review the Disclosure Statement and the Plan in considering whether to vote for or against the Plan.

Harbinger and its advisors have carefully reviewed both the Plan and the Disclosure Statement and it is Harbinger’s considered view that the Plan is the best available means for the Debtors to reorganize in a way that maximizes noteholder recoveries. For that reason, Harbinger believes that approval of the Plan is in the best interests of the Debtors, the noteholders and the Debtors’ other creditors.

ACCORDINGLY, HARBINGER STRONGLY URGES ALL NOTEHOLDERS TO VOTE IN FAVOR OF THE PLAN BY COMPLETING THE BALLOT AND TIMELY SUBMITTING IT IN THE MANNER INDICATED IN THE ENCLOSED DOCUMENTS.

Your vote is important. Harbinger urges you to follow the instructions for voting and to return your ballot promptly. A ballot and return envelope are enclosed. Only those ballots received by 4:00 p.m., Eastern Time, on May 29, 2009 will be counted. Questions regarding voting procedures may be addressed to Financial Balloting Group LLC, 757 Third Avenue, 3rd Floor, New York, NY 10017, (646) 282-1800, Attention: Spectrum Jungle Labs Corporation.

Very truly yours,

Harbinger Capital Partners